Exhibit 99.1

Pipex Pharmaceuticals Announces Clinical Update and Second Quarter 2008 Results

43% Reduction in Quarterly Cash Operating Expenses

Conference Call Thursday, August 14, 2008 at 4:30 p.m. EST

Ann Arbor, Michigan, August 14, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of central nervous system (CNS) and autoimmune diseases, today announced its clinical update and results for its second quarter of 2008.

A conference call has been scheduled for 4:30pm EST today. In order to participate in the conference call, please call toll free: 888-256-9124 and international dial-in: 913-312-0830. A replay of the conference call will be archived for at least 15 days on Pipex’s website at www.pipexinc.com.

Second quarter and recent accomplishments included:

●	43% reduction in quarterly cash operating expenses for the second quarter 2008 to $826,046.

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Completed submission and peer-review of a publication of results of eighty patient, six month, prospective, randomized, double-blind clinical trial of Oral Zinthionein for Dry Age-Related Macular Degeneration (AMD) demonstrating a statistically significant improvement in visual acuity (p<0.0001) and all measurements of global retinal function.

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Expanded patent portfolio through the execution of an option to license Oral Flupirtine patent estate for Diabetes, Diabetic Retinopathy, Retinitis Pigmentosa and Glaucoma which includes 150 patient prior clinical database.

●	Announced issuance of additional U.S. patent covering CD4 Inhibitor Molecules.

●	Issuance of an additional U.S. patent covering uses of low-dose estrogens including TRIMESTA in combination of TCR peptides.

●	Implemented cost realignment measurements including and 51% reduction in headcount and reductions in outside consultants.

●	Appointed Co-Founder and Vice Chairman Nicholas Stergis as Chief Executive Officer.

Pipex will be presenting at the following upcoming investor conferences:

●	Fourth Annual Noble Financial Equity Conference at 3:00 p.m. (Pacific) on Monday, August 18.

●	RedChip Emerging Markets Investor Conference on Thursday, August. 21 at 9:30 am

These investor presentations will be webcast and can be accessed through our website located at www.pipexinc.com.

Nicholas Stergis, Chief Executive Officer of Pipex, commented, “We are pleased to have announced positive double-blind, placebo-controlled phase II clinical trial results for oral Zinthionein in the treatment of dry age related macular degeneration (AMD). We are equally pleased to have expanded our intellectual property portfolio in the ophthalmology space through an agreement to acquire issued and pending patent applications relating to the ophthalmic uses of flupirtine with clinical data in the treatment of diabetic retinopathy, retinitis pigmentosa and dry AMD. We also continue to make progress in evaluating new in-licensing opportunities of late-stage clinical compounds for unmet medical diseases.”

Mr. Stergis went onto say, “Our financial results are in-line with our previous guidance. We intend to continue to advance our products through the clinic and to seek non-dilutive sources of funding for them through either peer reviewed grants as well as continuing our discussions with potential corporate partners.”

Below is a summary of our product candidates and their stages of development:

Zinthionein

In an 80 patient, double-blind, placebo-controlled phase II clinical trial, oral Zinthionein demonstrated a statistically significant improvement in visual acuity at 6 months (p<0.0001), along with an improvement in contrast sensitivity within 6 months (p<0.0001) and photorecovery times within 6 months (p<0.0001) in this clinical trial. A full analysis of these results are available in the July issue of Current Eye Research, a peer reviewed ophthalmology journal.

From a commercial perspective, there are 10 million Americans with AMD and 50 million at risk for developing AMD with no FDA approved therapy. Currently available dry AMD therapies which sell for approximately $1 per day have shown visual acuity disease stabilization at 2 years.  Oral Zinthionein is the subject of issued US composition of matter patents, along with pending method of use patent applications.

We are currently scaling-up GMP production to support additional testing for Zinthionein.

TRIMESTA (oral, once-daily estriol)

TRIMESTA, our oral, once-daily bioidentical hormone estriol is currently in a seven U.S. center, placebo-controlled Phase II/III clinical trial which is expected to enroll up to 150 relapsing-remitting Multiple Sclerosis (MS) patients. TRIMESTA is being supported under a $5 million grant from the Southern California Chapter of the National Multiple Sclerosis Society and NIH. Oral estriol, the active ingredient in TRIMESTA, has been approved throughout Europe and Asia for approximately 40 years but is not available in the U.S.

This Phase II/III clinical trial builds upon our encouraging results from an earlier single agent Phase IIa clinical trial in female MS patients whereby TRIMESTA demonstrated a 79 percent decrease in MS brain lesions in 3 months (p=0.02) and a 14 percent improvement in cognitive function as measured by the PASAT scoring system at 6 months (p=0.04). This dataset is also supplemented by a definitive study of the effect of pregnancy on MS, known as the PRIMS (Rate of Pregnancy-related Relapse in Multiple Sclerosis) which was published in the New England Journal of Medicine (NEJM) by Confavreux et al. In that study, relapse rates were determined in 254 women with MS during pregnancy and for up to one year after delivery. Relapse rates were shown to be significantly reduced during the third trimester of pregnancy, by 71 percent (p<0.001). The relapse rates then increased to 58 percent (p<0.001) during the first three months post-partum before returning to prepregnancy rates. Together, these data clearly demonstrated that the latter part of pregnancy is associated with a significant reduction in relapses, while there is a rebound increase in relapses post-partum. Researchers have demonstrated the estriol levels increase to their highest levels during the third trimester, then drop-off to nearly zero during the post-partum period.

Oral Flupirtine

Oral flupirtine has received an IND with the FDA to conduct a Phase II clinical trial with oral flupirtine in fibromyalgia patients.   This study is currently awaiting institutional review board approval to initiate this double-blind placebo-controlled Phase II clinical study which is designed to enroll up to 90 patients with fibromyalgia.

In the second quarter we expanded the potential clinical utility of oral flupirtine through the option to in-license additional intellectual property in ophthalmic disease indications which have already demonstrated early proof of concept clinical studies in the treatment of diabetic retinopathy, retinitis pigmentosa and dry AMD.

Oral TTM (oral tetrathiomolybate)

We continue to evaluate the use of oral tetrathiomolybdate (Oral TTM) in the treatment of Alzheimer’s disease, Idiopathic Pulmonary Fibrosis (IPF) and Huntington’s disease, and are pursuing business development activities to potentially support Oral TTM’s further testing in these indications.

Financial Results for Second Quarter 2008

The net loss applicable to common shareholders for the quarter ended June 30, 2008 was $1,771,713, or $0.09 per share, of which $945,667 represented non-cash expenses, resulting in cash operating expenses for the second quarter of $826.046. This represents a 43% reduction in cash operating expenses as compared to the $1,440,957 cash operating expenses for the first quarter 2008. Of the $1,771,713 net loss applicable to common stockholders for the quarter, $1,168,363 was attributable to research and development expenses and $633,588 was attributable to general and administrative expenses. The net loss applicable to common shareholders for the six months ended June 30, 2008 was $4,861,169, or $0.24 per share, compared to a net loss applicable to common shareholders of $17,021,660, or $1.00 per share, for the comparable quarter in 2007, representing a decrease of $12,160,491. The decrease is primarily attributable to a non-cash charge of $12,409,722 taken during the first quarter of 2007 related to the acquisition of Effective Pharmaceuticals, Inc. The total of the non-cash charge was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders’ equity. Research and development expenses increased by $796,810 for the six months ended June 30, 2008 as compared to the same period last year. Of this increase approximately $562,000 related to Pipex’s Oral TTM NDA directed activities, as well as the further development of Pipex’s other product candidates, Zinthionein, TRIMESTA™, anti-CD4 802-2, CORRECTA™, SOLOVAX, and EFFIRMA™. In addition, stock based compensation charges increased by approximately $162,000 and allocated overhead increased by approximately $128,000 as compared to the same period last year. General and administrative expenses decreased by $616,568 for the six months ended June 30, 2008 as compared to the first half of 2007 which is primarily due to a decrease in stock-based compensation expense of approximately $827,000 offset by an increase in salaries and related payroll taxes of approximately $174,000 and an increase in allocated overhead of approximately $98,000.

At June 30, 2008, Pipex had cash of approximately $7.5 million, compared to approximately $11.5 million at December 31, 2007. The decrease of approximately $4.0 million during the first half of 2008 is attributable to net cash used in operations of approximately $3.1 million, and $900,000 that we elected to use to repay our outstanding equipment notes payable in full in order to eliminate further monthly interest payments as well as the security interest on our $2.0 million in equipment and leasehold improvements primarily relating to our cGMP pharmaceutical production facility in Ann

Arbor, Michigan. The cash spend for the quarter ended June 30, 2008 is approximately $1.3 million which was all attributable to net cash used in operations. Of this amount, approximately $501,000 was used to pay down existing accounts payable and other current liabilities.

The net decrease in working capital for the second quarter of 2008 decreased to $823,763 as compared to the decrease in working capital for the first quarter of 2008 which was $2,340,957 representing cash operating expenses of $1,440,957, and the complete payoff of $900,000 of notes payable in the first quarter of 2008.

We implemented significant downsizing and cost saving measures announced March 11, 2008 in order to preserve our capital. Given the severance and other trailing expenses associated with such downsizing or discontinued oral TTM NDA activities, the full benefit of our cost reduction measures have not been fully realized in the second quarter of 2008. Given our current cash balance of approximately $7.5 million as of June 30, 2008, we expect our current working capital to be sufficient to fund operations for the next 15 months.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and to complete the further clinical testing, manufacturing and regulatory requirements and seek marketing authorizations. Pipex is focused on treating Dry Age Related Macular Degeneration (AMD), multiple sclerosis, fibromyalgia, Alzheimer’s disease, Huntington’s disease, and neurologic Wilson’s disease. For further information, please visit, www.pipexinc.com.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Pipex's plans for its product candidates and statements regarding meeting with the FDA to discuss a registration strategy for Zinthionein and initiating a phase II clinical trial using oral flupirtine for the treatment of fibromyalgia, along with the announcement of clinical data in diabetic retinopathy, retinitis pigmentosa and dry AMD with flupirtine, as well as in-licensing of additional late-stage compounds. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Pipex is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Pipex's forward-looking statements include, among others, a failure of Pipex's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Pipex's product candidates in the marketplace, a failure of the company to become or remain profitable, Pipex's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Pipex’s report on Form 10-Q for the year ended June 30, 2008. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Pipex undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Nicholas Stergis

Chief Executive Officer

(734) 332-7800

Redington, Inc. (Investor Relations)

Thomas Redington

203-222-7399

www.redingtoninc.com